June 26, 2015

To the Audit Committee
Greenwood Hall, Inc.

12424 Wilshire Blvd. Suite 1030
Los Angeles, CA 90025

Dear Sirs:

This letter is to confirm our understanding of the terms and objectives of our engagement and the nature and limitations of the services we will provide in connection with the Registration Statement on Form S-l.

We have previously performed an audit of Greenwood Hall, Inc. and Subsidiaries’ consolidated financial statements as of August 31, 2014 and for the eight months then ended, and as of and for the years ended December 31, 2013 and 2012, which will be included in the Registration Statement. These consolidated financial statements are the responsibility of the Company’s management.

We have previously performed a review of Greenwood Hall, Inc. and Subsidiaries’ consolidated interim financial information as of February 28, 2015 which is included in the Registration Statement. These consolidated financial statements are the responsibility of the Company’s management.

We will perform the procedures required by our professional standards and Firm policies in order for us to consent to the use of our reports and the naming of our firm as experts in the Registration Statement, the scope of our work, the expected results, limitations and responsibilities of management are disclosed in Appendix A.

We will notify you promptly if circumstances occur during the course of our work which, in our professional judgment, prevents us from completing these services. In such a situation, we retain the unilateral right to take any course of action permitted by professional standards, including withdrawal from the engagement.

Fees related to this engagement will be billed in accordance with our standard billing practices, which is included in Appendix B.

This letter constitutes the complete and exclusive statement of agreement between Rose, Snyder & Jacobs LLP and Greenwood Hall, Inc., superseding all proposals, oral or written, and all other communication, with respect to the terms of this engagement.

If these arrangements meet your understanding and approval, please sign and date the enclosed copy of this letter and return it to us.

Sincerely,

Rose, Snyder & Jacobs LLP

Jonathan L. “Jake” Jacobs

RESPONSE:

This letter correctly sets forth our understanding.

/s/ Jonathan L. “Jake” Jacobs
Signature

CFO
Title

APPENDIX A

Management is responsible for the financial statements, financial statement schedules, other financial data and accurately disclosing all material and relevant facts in the Registration Statement.

Management is responsible for establishing and maintaining effective internal control over financial reporting and for informing us of all significant deficiencies and material weaknesses in the design or operation of such controls of which it has knowledge.

Management is responsible for identifying and ensuring that the entity complies with laws and regulations applicable to its activities, and for informing us of any known material violations of such laws or regulations.

In addition, management is responsible for the design and implementation of programs and controls to prevent and detect fraud, and for informing us about all known or suspected fraud affecting the entity involving (a) management, (b) employees who have significant roles in internal control and (c) others where the fraud could have a material effect on the financial statements. Management is also responsible for informing us of its knowledge of any allegations of fraud or suspected fraud affecting the entity received in communications from employees, former employees, analysts, regulators, short sellers or others.

Management is responsible for making all financial records and related information available to us, and for providing us with a written management representation letter confirming certain representations made during the course of the services we perform in connection with Registration Statement on Form S-l.

The audit committee is responsible for informing us of its views about the risks of fraud within the entity, and its knowledge of any fraud or suspected fraud affecting the entity.

During the course of our engagement, we may accumulate records containing data that should be reflected in the Company’s books and records. The Company will determine that all such data, if necessary, will be so reflected. Accordingly, the Company will not expect us to maintain copies of such records in our possession.

The assistance to be supplied by Company personnel, including the preparation of schedules and analyses of accounts, has been discussed with management. The timely and accurate completion of this work will assist us in performing our work efficiently and is an essential condition to our completion of these services.

In the event we are requested or authorized by Greenwood Hall, Inc. and Subsidiaries or are required by government regulation, subpoena or other legal process to produce our documents or our personnel as witnesses with respect to our engagements for Greenwood Hall, Inc. and Subsidiaries, the Company will, so long as we are not party to the proceeding in which the information is sought, reimburse us for our professional time and expenses, as well as the fees and expenses of our counsel, incurred in responding to such requests.

The Company agrees to provide us with printer’s proof or masters of the Registration Statement for our review and approval before printing and with a copy of the final reproduced material for our approval before it is distributed.

The Securities and Exchange Commission requires electronic filing of certain information in connection with its Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Company agrees that before filing and document with which we are associated, in electronic format with the SEC or others, the Company will provide us with a printed copy of the information proposed to be filed. We will provide the Company with a signed copy of our report(s), consent(s) and/or other relevant documents after completing our review.

These manually signed documents will authorize the use of our name prior to any electronic transmission by you. For our files, the Company will provide to us a complete copy of the document as accepted by EDGAR or others.

Without informing us prior to such solicitation, Greenwood Hall, Inc. and Subsidiaries will not solicit for employment or for a position on its Board of Directors any current or former partner or professional employee of Rose, Snyder & Jacobs LLP if such partner or professional employee has been involved in the performance of any service for the Company at any time during the two years preceding the date of such solicitation.

APPENDIX B

Fees for our services will be billed in accordance with our standard billing practices on a monthly basis, as the work is performed, plus out-of-pocket expenses, all due and payable upon presentation of billing. Bills outstanding longer than 60 days will be subject to a one percent finance charge. If an invoice is not paid within 60 days of the invoice date, we will stop working on your account, until payment has been received. This “stop work” policy also extends to statutory filings, including tax returns and tax extensions. You will also be billed for out-of-pocket expenses such as travel, report production, word processing, etc.

If any dispute arises among the parties hereto, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Rules for Professional Accounting and Related Services Disputes before resorting to litigation. All parties shall share the costs of any mediation proceeding equally.

Client and accountant both agree that any dispute over fees charged by the accountant to the client will be submitted for resolution by arbitration in accordance with the Rules for Professional Accounting and Related Services Disputes of the American Arbitration Association. Such arbitration shall be binding and final. In agreeing to arbitration, we both acknowledge that, in the event of dispute over fees charged by the accountant, each of us is giving up the right to have the dispute decided in a court of law before a judge or jury and instead we are accepting the use of arbitration for resolution.

It is our policy to keep records related to this engagement for 7 years. However, Rose, Snyder & Jacobs LLP does not keep any original client records, so we will return those to you at the completion of the services rendered under this engagement. When records are returned to you, it is your responsibility to retain and protect your records for possible future use, including potential examination by any government or regulatory agencies.

By your signature, you acknowledge and agree that upon the expiration of the 7-year period, Rose, Snyder & Jacobs LLP shall not be liable to keep any records related to this engagement.